EXHIBIT 99.1

Puradyn Filter Technologies Q3’14 Revenues Rose 47% to $829,000, Reflecting Increased

Demand from the Oil and Gas, Commercial Marine and Mining Industries

- Puradyn Filters are Currently in Test by Several Major Customer Prospects Across its Targeted Industries -

Boynton Beach, FL – November 13, 2014 - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), developer of puraDYN® bypass oil filtration systems that keep oil in high-value engines in “like new” condition, reducing oil changes and maintenance costs, today reported unaudited financial results for its third quarter ended September 30, 2014 (Q3’14).

Puradyn’s Q3’14 net sales rose 47% to $829,000 versus Q3’13, principally due to increased purchases by three customers as well as an OEM, a major distributor, and initial new distributor demand. Approximately 57% of Q3 net sales represent replacement filter elements, with the balance representing new filtration systems and filtration application kits.

Puradyn’s gross profit margin rose to 37% in Q3’14 versus 32% in Q3’13, principally reflecting an improving mix of higher margin products and pricing. Gross margin also benefitted from improved component pricing as Puradyn secured alternative sourcing for certain items.

The company’s Q3’14 loss from operations decreased by nearly $100,000 to $217,000, compared to Q3’13, as a result of a 69% increase in gross profit and ongoing control of operating expenses, which held total operating costs to an increase of just 5.5% in Q3’14 compared to Q3’13.

Puradyn recorded a third quarter net loss of $282,000, or $0.01 per basic share, compared to a Q3’13 net loss of $235,000, or $0.00 per basic share. The Q3’13 period benefitted from $136,000 of other income from a one-time payment of a legal judgment by a third party. Puradyn’s results of operations for the comparative third quarter and nine-month periods of 2014 and 2013 are provided in the accompanying unaudited Condensed Statements of Operations.

Kevin G. Kroger, President and COO, commented, “Continued strength in demand from customers operating large industrial engine assets was a principal contributor to our improved Q3 and year-to-date results. Importantly, our replacement filter element business continues to represent more than half of our Q3 and year-to-date net sales and should be an important source of recurring revenue going forward. The solid replacement filter sales performance reflects both our expanding base of filtration system deployments around the world, as well as the clear cost and engine preservation benefits our customers are achieving with our unique bypass filtration technologies.”

Mr. Kroger added, “Given modest resources, we are focusing our sales and marketing efforts on specific industries and customer prospects with substantial industrial engine investments. Our focus is on customers that are open to new and progressive technologies to optimize their operations and equipment use, including innovative methods such as bypass filtration that reduces oil and maintenance costs and increase life-to-overhaul cycles. Our current areas of focus include oil and gas drilling, pipeline compressors, generators, construction and mining equipment, and maritime applications including ferries, tug boats and service vessels.

“Puradyn’s business outlook is encouraging, as we work to build upon our proven technology, product performance record and customer validation. We also continue to devote resources to the continued enhancement of our solutions and future as demonstrated by our recent launch of our new Millennium Technology System (MTS) filtration system and our Polydry technology, that enable Puradyn to comply with the new stringent Tier 4 engine requirements.”

About Puradyn Filter Technologies (www.puradyn.com)

Puradyn designs, manufactures and markets puraDYN® Oil Filtration Systems, the most effective bypass oil filtration products available for internal combustion engines, transmissions and hydraulic applications. Puradyn bypass filtration systems continuously clean lubricating oil and maintain oil viscosity to safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, Puradyn’s patented, environmentally-conscious solutions deliver rapid return on investment by reducing oil consumption, maintenance and overhaul costs and engine downtime, while also protecting high-value engine assets. Puradyn filtration systems have been deployed on thousands of engines around the world, and its equipment was selected by the US Department of Energy for a three-year study of the performance and cost benefits of bypass oil filtration.

Safe Harbor for Forward-Looking Statements:

Statements in this press release, which are not historical data, are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, including but not limited to our history of losses and uncertainty that we will be able to continue as a going concern, our ability to generate net sales in an amount to pay our operating expenses, our need for additional financing and uncertainties related to our ability to obtain these funds, our reliance on sales to a limited number of customers, our dependence on a limited number of distributors, our ability to compete, our ability to protect our intellectual property, and the application of penny stock rules to the trading in our stock, among others which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These risk factors include but are not limited to those detailed in the company’s periodic filings with the SEC. Puradyn disclaims any responsibility to update any of the forward looking statements contained in this release.

PURADYN FILTER TECHNOLOGIES INCORPORATED

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Net sales	$ 829,402	$ 564,294	+47.0%	$2,496,584	$1,739,172	+43.6%
Cost of products sold	523,083	383,291	+36.5%	1,551,899	1,292,854	+20.0%
Gross profit	306,319	181,003	+69.2%	944,685	446,318	+111.7%

Costs and expenses:
Salaries and wages	293,295	263,680	+11.2%	830,045	817,819	+1.5%
Selling and administrative	230,262	232,539	-1.0%	680,463	740,724	-8.1%
	523,557	496,219	+5.5%	1,510,508	1,558,543	-3.1%

Loss from operations	(217,238)	(315,216)	+97,978	(565,823)	(1,112,225)	+546,402

Other income (expense):
Other income	0	136,273	-136,273	0	146,273	-146,273

Interest expense	(64,835)	(55,918)	- 8,917	(185,853)	(159,810)	-26,043

Total other expense, net	(64,835)	80,355	-145,190	(185,853)	(13,537)	-172,316

Loss before income taxes	(282,073)	(234,861)	-47,212	(751,676)	(1,125,762)	+374,086

Income tax expense	—	—	n/a	—	—	n/a

Net loss	$(282,073)	$(234,861)	-$47,212	$(751,676)	$(1,125,762)	+$374,086

Basic loss per common share	$ (0.01)	$ 0.00	-$ (0.01)	$ (0.02)	$ (0.02)	—

Weighted average common shares outstanding (basic)	48,856,195	48,538,577	+0.7%	48,760,436	48,294,241	+1.0%

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Company Contact:

Investor Contact

Puradyn Filter Technologies, Inc.

Catalyst Global LLC

Kathryn Morris

Chris Eddy / David Collins

866 PURADYN (787 2396) or 561 547 9499

212 924 9800

kmorris@puradyn.com

pfti@catalyst-ir.com